Exhibit 99.1

[ADVO letterhead]

ADVO Stockholders Approve

Amended Merger Agreement with Valassis

Windsor, CT – February 22, 2007 — ADVO, Inc. (NYSE: AD) announced that at a special meeting today its stockholders approved the amended Merger Agreement with Valassis Communications, Inc. (NYSE: VCI). The merger is expected to close during the first half of March 2007.

SAFE HARBOR AND FORWARD LOOKING STATEMENTS

This press release may contain certain statements regarding ADVO’s business outlook, prospects, future economic performance, anticipated profitability, revenues, expenses or other financial items, future contracts, market opportunities, timing of closing the Valassis merger and other statements that are not historical facts. Such statements are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause ADVO’s actual results and the timing of the merger closing to differ materially from those in the forward looking statements. ADVO’s business is promotional in nature, and ADVO serves its clients on a “just in time” basis. As a result, fluctuations in the amount, timing, pages, weight, and kinds of advertising pieces can vary significantly from period to period, depending on its customers’ promotional needs, inventories, and other factors. In any particular period these transactional fluctuations are difficult to predict, and can materially affect ADVO’s revenue and profit results. ADVO’s business contains additional risks and uncertainties which include, but are not limited to: general changes in customer demand and pricing; the possibility of consolidation in the retail sector; the impact of economic or political conditions on advertising spending and ADVO’s distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of ADVO’s business; the efficiencies achieved with technology upgrades; the efficiencies realized with outsourcing and other cost saving initiatives; fluctuations in interest rates and other general economic factors; the outcome of pending shareholder lawsuits; and the timing for the closing of ADVO’s merger agreement with Valassis. Additional risks include, but are not limited to, those identified in the Company’s form 10-K for fiscal 2006 and Form 10-Q for the first fiscal quarter of 2007.

Contact:

Chris Hutter

National Vice President, Finance

ADVO, Inc.

860-285-6424